Exhibit 99.1

CubeSmart Prices Public Offering of 20,000,000 Common Shares

Wayne, PA — October 25, 2011 — CubeSmart (NYSE: CUBE), a self-administered and self-managed real estate investment trust focused on self-storage facilities, today announced the pricing of its offering of 20,000,000 common shares at an initial price to the public of $9.20 per share.  Gross proceeds from the offering will be approximately $184.0 million, which is subject to customary closing conditions.  CubeSmart expects to use the net proceeds of the offering to fund a portion of the purchase price of its recently announced acquisition of 22 self-storage facilities from Storage Deluxe. All of the shares will be offered by the Company.

CubeSmart has also granted the underwriters a 30-day option to purchase up to an additional 3,000,000 shares to cover over-allotments, if any. Wells Fargo Securities and BofA Merrill Lynch are the joint book-running managers for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the offered shares, nor shall there be any sale of such shares in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction. The offering of CubeSmart’s common shares will be made only by means of a prospectus and a related prospectus supplement, copies of which, when available, may be obtained by contacting Wells Fargo Securities, LLC, Attn: Equity Syndicate Dept., 375 Park Avenue, New York, NY 10152, at 800.326.5897 or email a request to cmclientsupport@wellsfargo.com or BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department or email dg.prospectus_requests@baml.com.

About the Company

CubeSmart is a self-administered and self-managed real estate investment trust.  CubeSmart owns or manages 456 facilities across the United States and operates the CubeSmart Network, which consists of approximately 838 additional self-storage facilities.

Forward-Looking Statements

Although the Company believes the expectations reflected in any forward-looking statements in this press release are based on reasonable assumptions, there can be no assurance that such expectations will be achieved. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks include, but are not limited to, the terms and size of the offering, as well as the risks that are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” in our annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our quarterly reports on Form 10-Q, and described from time to time in the Company’s filings with the SEC. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Company Contact:

CubeSmart

Timothy M. Martin

Chief Financial Officer

610-293-5700